EXHIBIT 99.1

BJ’s Restaurants, Inc. Announces Appointment of Chief Financial Officer

HUNTINGTON BEACH, Calif., Nov. 05, 2025 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today announced that Todd Wilson has been appointed Chief Financial Officer (“CFO”), effective December 15, 2025.

Mr. Wilson brings nearly two decades of exceptional financial leadership to BJ’s. Most recently and since November 2022, Mr. Wilson has served as the CFO of Red Robin Gourmet Burgers, Inc., a publicly traded full-service restaurant chain, where he played an integral role in improving restaurant-level margins and achieving improved financial results, while driving effective communication with the investment community. During his tenure at Red Robin, he was responsible for the Company’s financial disciplines including accounting, financial planning & analysis, tax and treasury. Prior to joining Red Robin, from 2018 to 2022, Mr. Wilson served as the CFO of Hopdoddy Burger Bar, a privately held L Catterton Growth portfolio company, where he engineered significant operating margin expansion, doubled unit count through organic growth & acquisition, and completed two successful debt refinancings. From 2016 to 2018, he was Vice President of Finance for Jamba Juice, leading finance & investor relations, and spearheading the process that culminated in a successful strategic sale of the company. Prior to that, he served in progressive financial leadership roles at Bloomin’ Brands from 2006 to 2016. Mr. Wilson received his MBA from the University of South Florida and his bachelor’s degree from the University of Florida.

“We’re delighted to welcome Todd to the BJ’s family,” commented Lyle Tick, Chief Executive Officer and President. “He is an accomplished restaurant executive with a proven track record of driving operational excellence, developing high-performing finance teams and effectively managing communications with the investment community. Combined with a deep knowledge and passion for the restaurant industry, we believe his expertise and leadership will be invaluable as we continue to strengthen our financial foundation and execute our long-term strategic initiatives. We look forward to Todd’s contributions as we build on our momentum and deliver long-term shareholder value,” concluded Tick.

Mr. Wilson added, “I’m excited to be a part of the BJ’s family during this exciting time for the Company. BJ’s has built an exceptional brand with a loyal guest base and strong market position in the casual dining space. I look forward to working closely with Lyle and the entire BJ’s team as we capitalize on the tremendous opportunities ahead.”

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national casual dining brand with brewhouse roots. Founded in 1978, BJ’s owns and operates over 200 restaurants across 31 states, combining high-quality ingredients, bold flavors, sincere service, moderate prices and a fresh atmosphere. The brand’s chef-crafted menu offers something for everyone, from its signature deep-dish pizzas and slow-roasted entrees and wings to its often imitated but never replicated world-famous Pizookie® dessert. As the most decorated restaurant-brewery in the country and winner of the 2025 Vibe Vista Award for Best Beer Program and 2024 Best Overall Beverage Program, BJ’s has been a pioneer in craft brewing since 1996, serving award-winning proprietary handcrafted beers brewed at operations in four states and by independent third-party craft brewers. All BJ’s locations offer dine in, take out, delivery and large party catering, providing guests with multiple ways to enjoy the experience at BJ’s. Whether you’re gathering with family for dinner, catching the game with friends or celebrating life’s special moments, BJ’s creates the perfect backdrop for connection and community. To learn more, visit www.bjsrestaurants.com or follow @bjsrestaurants on Instagram, Facebook and X.

For further information, please contact ICR at (332) 242-4370 or at InvestorRelations@BJRI.com.